                    Filer: MORGAN STANLEY SELECT EQUITY TRUST

                      SELECT 10 INDUSTRIAL PORTFOLIO 2001-3

                       Investment Company Act No. 811-5065

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-6


   For Registration Under the Securities Act of 1933 of Securities of Unit Investment Trusts Registered on Form N-8B-2.


        A.  Exact name of Trust:

            MORGAN STANLEY SELECT EQUITY TRUST
            SELECT 10 INDUSTRIAL PORTFOLIO 2001-3

        B.  Name of Depositor:

            MORGAN STANLEY DW INC.

        C.  Complete address of Depositor's principal executive office:

            MORGAN STANLEY DW INC.
            Two World Trade Center
            New York, New York  10048

        D.  Name and complete address of agents for service:

            MR. MICHAEL D. BROWNE
            MORGAN STANLEY DW INC.
            Unit Trust Department
            Two World Trade Center - 59th Floor
            New York, New York  10048

            Copy to:

            KENNETH W. ORCE, ESQ.
            CAHILL GORDON & REINDEL
            80 Pine Street
            New York, New York  10005

        E.  Total and amount of securities being registered:

            An indefinite number of Units of Beneficial Interest pursu-ant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended

        F. Proposed maximum offering price to the public of the securities being registered:

            Indefinite

        G.  Amount of filing fee:

            N/A

        H.  Approximate date of proposed sale to public:

            AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT.

            The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effec-tive date until the registrant shall file a further amend-ment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

          MORGAN STANLEY SELECT EQUITY TRUST
         SELECT 10 INDUSTRIAL PORTFOLIO 2001-3

                 Cross Reference Sheet

        Pursuant to Rule 404(c) of Regulation C
           under the Securities Act of 1933

     (Form N-8B-2 Items required by Instruction 1
             as to Prospectus on Form S-6)

Form N-8B-2                               Form S-6
Item Number                               Heading in Prospectus

     I.  ORGANIZATION AND GENERAL INFORMATION

1.   (a)  Name of Trust                )  Front Cover
     (b)  Title of securities issued   )

2.   Name and address of Depositor     )  Table of Contents

3.   Name and address of Trustee       )  Table of Contents

4.   Name and address of principal     )  Table of Contents
     Underwriter                       )

5.   Organization of Trust             )  Introduction

6.   Execution and termination of      )  Introduction; Amendment
     Indenture                         )  and Termination of the
                                       )  Indenture

7.   Changes of name                   )  Included in Form
                                          N-8B-2

8.   Fiscal Year                       )  Included in Form
                                          N-8B-2

9.   Litigation                        )  *








_________________________

*    Not applicable, answer negative or not required.

Form N-8B-2                               Form S-6
Item Number                               Heading in Prospectus




     II.  GENERAL DESCRIPTION OF THE TRUST
          AND SECURITIES OF THE TRUST


10.  General Information regarding     )
     Trust's Securities and Rights     )
     of Holders                        )

     (a)  Type of Securities           )  Rights of Unit Holders
          (Registered or Bearer)       )

     (b)  Type of Securities           )  Administration of the
          (Cumulative or Distribu-     )  Trust - Distribution
          tive)                        )

     (c)  Rights of Holders as to      )  Redemption; Public Offer-
          withdrawal or redemption     )  ing of Units -Secondary
                                       )  Market

     (d)  Rights of Holders as to      )  Public Offering of Units
          conversion, transfer, par-   )  - Secondary Market; Ex-
          tial redemption and simi-    )  change Option; Redemp-
          lar matters                  )  tion; Rights of Unit
                                       )  Holders -Certificates
                                       )

     (e)  Lapses or defaults with      )  *
          respect to periodic pay-     )
          ment plan certificates       )

     (f)  Voting rights as to Secu-    )  Rights of Unit Holders -
          rities under the Indenture   )  Certain Limitations;
                                       )  Amendment and Termination
                                       )  of the Indenture

     (g)  Notice to Holders as to      )
          change in:                   )

          (1)  Composition of assets   )  Administration of the
               of Trust                )  Trust - Reports to Unit
                                       )  Holders; The Trust - Sum-
                                       )  mary Description of the
                                       )  Portfolios
          (2)  Terms and Conditions    )  Amendment and Termination
               of Trust's Securities   )  of the Indenture
_________________________

*    Not applicable, answer negative or not required.

Form N-8B-2                               Form S-6
Item Number                               Heading in Prospectus



          (3)  Provisions of Inden-    )  Amendment and Termination
               ture                    )  of the Indenture
          (4)  Identity of Depositor   )  Sponsor; Trustee
               and Trustee             )
                                       )
     (h)  Security Holders Consent     )
          required to change:

          (1)  Composition of assets   )  Amendment and Termination
               of Trust                )  of the Indenture
          (2)  Terms and conditions    )  Amendment and Termination
               of Trust's Securities   )  of the Indenture
          (3)  Provisions of Inden-    )  Amendment and Termination
               ture                    )  of the Indenture
          (4)  Identity of Depositor   )  *
               and Trustee             )

     (i)  Other principal features     )  Cover of Prospectus; Tax
          of the Trust's Securities    )  Status

11.  Type of securities comprising     )  The Trust - Summary De-
     units                             )  scription of the Portfo-
                                       )  lios; Objectives and Se-
                                       )  curities Selection; The
                                       )  Trust - Special Consid-
                                       )  erations

12.  Type of securities comprising     )  *
     periodic payment certificates     )

13.  (a)  Load, fees, expenses, etc.   )  Summary of Essential In-
                                       )  formation; Public Offer-
                                       )  ing of Units - Public Of-
                                       )  fering Price; - Profit of
                                       )  Sponsor;
                                       )  - Volume Discount; Ex-
                                       )  penses and Charges

     (b)  Certain information re-      )  *
          garding periodic payment     )
          certificates                 )





_________________________

*    Not applicable, answer negative or not required.

Form N-8B-2                               Form S-6
Item Number                               Heading in Prospectus




     (c)  Certain percentages          )  Summary of Essential In-
                                       )  formation; Public Offer-
                                       )  ing of Units - Public Of-
                                       )  fering Price; - Profit of
                                       )  Sponsor; - Volume Dis-
                                       )  count

     (d)  Price differentials          )  Public Offering of Units
                                       )  - Public Offering Price

     (e)  Certain other loads, fees,   )  Rights of Unit Holders -
          expenses, etc. payable by    )  Certificates
          holders

     (f)  Certain profits receivable   )  Redemption - Purchase by
          by depositor, principal      )  the Sponsors of Units
          underwriters, trustee or     )  Tendered for Redemption
          affiliated persons           )

     (g)  Ratio of annual charges to   )  *
          income                       )

14.  Issuance of trust's securities    )  Introduction; Rights of
                                       )  Unit Holders - Certifi-
                                       )  cates

15.  Receipt and handling of pay-      )  Public Offering of Units
     ments from purchasers             )  - Profit of Sponsor
                                       )

16.  Acquisition and disposition of    )  Introduction; Amendment
     underlying securities             )  and Termination of the
                                       )  Indenture; Objectives and
                                       )  Securities Selection; The
                                       )  Trust - Summary Descrip-
                                       )  tion of the Portfolio;
                                       )  Sponsor - Responsibility
                                       )
                                       )





_________________________

*    Not applicable, answer negative or not required.

Form N-8B-2                               Form S-6
Item Number                               Heading in Prospectus




17.  Withdrawal or redemption          )  Redemption; Public Offer-
                                       )  ing of Units - Secondary
                                       )  Market

18.  (a)  Receipt and disposition of   )  Administration of the
          income                       )  Trust; Reinvestment Pro-

                                       )  grams

     (b)  Reinvestment of distribu-    )  Reinvestment Programs
          tions                        )

     (c)  Reserves or special fund     )  Administration of the
                                       )  Trust - Distribution

     (d)  Schedule of distribution     )  *

19.  Records, accounts and report      )  Administration of the
                                       )  Trust - Records and Ac-
                                       )  counts; - Reports to Unit
                                       )  Holders

20.  Certain miscellaneous provi-      )  Amendment and Termination
     sions of the trust agreement      )  of the Indenture; Sponsor
                                       )  - Limitation on Liability
                                       )  - Resignation; Trustee
                                       )  - Limitation on Liability
                                       )  - Resignation

21.  Loans to security holders         )  *

22.  Limitations on liability of de-   )  Sponsor, Trustee; Evalua-
     positor, trustee, custodian,      )  tor - Limitation on Li-
     etc.                              )  ability

23.  Bonding arrangements              )  Included on Form
                                       )  N-8B-2

24.  Other material provisions of      )  *
     the trust agreement               )






_________________________

*    Not applicable, answer negative or not required.

Form N-8B-2                               Form S-6
Item Number                               Heading in Prospectus




     III.  ORGANIZATION PERSONNEL AND
          AFFILIATED PERSONS OF DEPOSITOR

25.  Organization of Depositor         )  Sponsor

26.  Fees received by Depositor        )  Expenses and Charges -
                                       )  fees; Public Offering of
                                       )  Units - Profit of Sponsor
                                       )

27.  Business of Depositor             )  Sponsor and Included in
                                       )  Form N-8B-2

28.  Certain information as to offi-   )  Included in Form
     cials and affiliated persons of   )  N-8B-2
     Depositor                         )

29.  Voting securities of Depositor    )  Included in Form
                                       )  N-8B-2

30.  Persons controlling Depositor     )  *

31.  Compensation of Officers and      )  *
     Directors of Depositor            )

32.  Compensation of Directors of      )  *
     Depositor                         )

33.  Compensation of employees of      )  *
     Depositor                         )

34.  Remuneration of other persons     )  *
     for certain services rendered     )
     to trust                          )

     IV.  DISTRIBUTION AND REDEMPTION OF SECURITIES

35.  Distribution of trust's securi-   )  Public Offering of Units
     ties by states                    )  - Public Distribution

36.  Suspension of sales of trust's    )  *
     securities                        )

37.  Revocation of authority to dis-   )  *
     tribute                           )


_________________________

*    Not applicable, answer negative or not required.

Form N-8B-2                               Form S-6
Item Number                               Heading in Prospectus




38.  (a)  Method of distribution       )  Public Offering of Units
     (b)  Underwriting agreements      )
     (c)
  Selling agreements           )

39.  (a)  Organization of principal    )  Sponsor
          underwriter                  )
     (b)  N.A.S.D. membership of       )
          principal underwriter        )

40.  Certain fees received by prin-    )  Public Offering of Units
     cipal underwriter                 )  - Profit of Sponsor
                                       )

41.  (a)  Business of principal un-    )  Sponsor
          derwriter                    )

     (b)  Branch offices of princi-    )  *
          pal underwriter              )

     (c)  Salesman of principal un-    )  *
          derwriter                    )

42.  Ownership of trust's securities   )  *
     by certain persons                )

43.  Certain brokerage commissions     )  *
     received by principal under-      )
     writer                            )

44.  (a)  Method of valuation          )  Public Offering of Units
     (b)  Schedule as to offering      )  *
          price                        )
     (c)  Variation in offering        )  Public Offering of Units
          price to certain persons     )  - Volume Discount; Ex-
                                       )  change Option

45.  Suspension of redemption rights   )  *

46.  (a)  Redemption valuation         )  Public Offering of Units
                                       )  - Secondary Market; Re-
                                       )  demption
     (b)  Schedule as to redemption    )  *
          price                        )


_________________________

*    Not applicable, answer negative or not required.

Form N-8B-2                               Form S-6
Item Number                               Heading in Prospectus




47.  Maintenance of position in un-    )  See items 10(d), 44 and
     derlying securities               )


     V.  INFORMATION CONCERNING THE TRUSTEE OR CUSTODIAN

48.  Organization and regulation of    )  Trustee
     Trustee                           )

49.  Fees and expenses of Trustee      )  Expenses and Charges

50.  Trustee's lien                    )  Expenses and Charges

     VI.  INFORMATION CONCERNING INSURANCE
          OF HOLDERS OF SECURITIES

51.  (a)  Name and address of Insur-   )  *
          ance Company                 )
     (b)  Type of policies             )  *
     (c)  Type of risks insured and    )  *
          excluded                     )
     (d)  Coverage of policies         )  *
     (e)  Beneficiaries of policies    )  *
     (f)  Terms and manner of can-     )  *
          cellation                    )
     (g)  Method of determining pre-   )  *
          miums                        )
     (h)  Amount of aggregate premi-   )  *
          ums paid                     )
     (i)  Persons receiving any part   )  *
          of premiums                  )

     (j)  Other material provisions    )  *
          of the Trust relating to     )
          insurance                    )

     VII.  POLICY OF REGISTRANT

52.  (a)  Method of selecting and      )  Introduction; Objectives
          eliminating securities       )  and Securities Selection;
          from the Trust               )  The Trust - Summary De-
                                       )  scription of the Portfo-
                                       )  lio; Sponsor - Responsi-
                                       )  bility
     (b)  Elimination of securities    )  *
          from the Trust               )

_________________________

*    Not applicable, answer negative or not required.

Form N-8B-2                               Form S-6
Item Number                               Heading in Prospectus




     (c)  Substitution and elimina-    )  Introduction; Objectives
          tion of securities from      )  and Securities Selection;
          the Trust                    )  Sponsor - Responsibility
     (d)  Description of any funda-    )  *
          mental policy of the Trust   )

53.  Taxable status of the Trust       )  Cover of Prospectus; Tax
                                       )  Status

     VIII.  FINANCIAL AND STATISTICAL INFORMATION

54.  Information regarding the         )  *
     Trust's past ten fiscal years     )

55.  Certain information regarding     )  *
     periodic payment plan certifi-    )
     cates                             )

56.  Certain information regarding     )  *
     periodic payment plan certifi-    )
     cates                             )

57.  Certain information regarding     )  *
     periodic payment plan certifi-    )
     cates                             )

58.  Certain information regarding     )  *
     periodic payment plan certifi-    )
     cates                             )

59.  Financial statements              )  Statement of Financial
     (Instruction 1(c) to Form S-6)    )  Condition




_________________________

*    Not applicable, answer negative or not required.

               SUBJECT TO COMPLETION APRIL 13, 2001



                 MORGAN STANLEY SELECT EQUITY TRUST
                SELECT 10 INDUSTRIAL PORTFOLIO 2001-3
                      A "UNIT INVESTMENT TRUST"




     The attached final prospectus for a prior Series of Morgan Stanley Select Equity Trust Select 10 Industrial Portfolio is hereby used as a preliminary prospectus for Morgan Stanley Select Equity Trust Select 10 Industrial Portfolio 2001-3. The narrative information relating to the operation of this Series and the structure of the final prospectus for this Series will be substantially the same as that set forth in the attached prospectus. Information with respect to pricing, the number of units, dates and summary information regarding the characteristics of securities to be deposited in this Series is not now available and will be different from that included in the attached final prospectus since each Series has a unique Portfolio. Accordingly, the informa-tion contained herein with regard to the previous Series should be considered as being included for informational purposes only.

     Investors should contact account executives of the Sponsor who will be informed of the expected effective date of this Series and who will be supplied with complete information with respect to such Series on the date of the effectiveness of the registration statement relating to Units of this Series.

     OFFERS TO SELL OR THE SOLICITATION OF ORDERS TO BUY MAY ONLY BE MADE IN THOSE JURISDICTIONS IN WHICH THE SECURITIES OF A TRUST HAVE BEEN REGISTERED. INVESTORS SHOULD CONTACT ACCOUNT EXECUTIVES OF THE SPONSOR TO DETERMINE WHETHER THE SECURITIES OF A PARTICULAR TRUST HAVE BEEN REGISTERED FOR SALE IN THE STATE IN WHICH THEY RESIDE.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

           MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
                 SELECT 10 INDUSTRIAL PORTFOLIO 2001-2

             The prospectus dated March 1, 2001, File No. 333-
   55198, is hereby incorporated by reference herein.


           MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
                 SELECT 10 INDUSTRIAL PORTFOLIO 2001-1

             The prospectus dated January 2, 2001, File No. 333-
   50788, is hereby incorporated by reference herein.

           MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
                 SELECT 10 INDUSTRIAL PORTFOLIO 2000-6

             The prospectus dated November 1, 2000, File No. 333-
   47624, is hereby incorporated by reference herein.

           MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
                 SELECT 10 INDUSTRIAL PORTFOLIO 2000-5

             The prospectus dated September 1, 2000, File No. 333-42916, is hereby incorporated by reference herein.

           MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
                 SELECT 10 INDUSTRIAL PORTFOLIO 2000-4

             The prospectus dated June 30, 2000, File No. 333-
   37830, is hereby incorporated by reference herein.

           MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
                 SELECT 10 INDUSTRIAL PORTFOLIO 2000-3

             The prospectus dated May 2, 2000, File No. 333-
   33518, is hereby incorporated by reference herein.

           MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
                 SELECT 10 INDUSTRIAL PORTFOLIO 2000-2

             The prospectus dated March 1, 2000, File No. 333-
   96225, is hereby incorporated by reference herein.

PART II.  ADDITIONAL INFORMATION NOT REQUIRED IN PROSPECTUS


                 CONTENTS OF REGISTRATION STATEMENT

          This registration statement on Form S-6 comprises the fol-lowing documents:

          The facing sheet.

          The Cross Reference Sheet.

          The Prospectus.

          The signatures.

     Listed below are the names and registration numbers of each previous Series of Morgan Stanley Select Equity Trust, the final prospectus for any of which is used as a preliminary prospectus for Morgan Stanley Select Equity Trust Select 10 Industrial Portfolio 2001-3. These prior final prospectuses are incorporated herein by reference.

          Morgan Stanley Dean Witter Select Equity Trust
          Select 10 Industrial Portfolio 2001-2
          (Registration No. 333-55198)
          Morgan Stanley Dean Witter Select Equity Trust
          Select 10 Industrial Portfolio 2001-1
          (Registration No. 333-50788)
          Morgan Stanley Dean Witter Select Equity Trust
          Select 10 Industrial Portfolio 2000-6
          (Registration No. 333-47624)
          Morgan Stanley Dean Witter Select Equity Trust
          Select 10 Industrial Portfolio 2000-5
          (Registration No. 333-42916)
          Morgan Stanley Dean Witter Select Equity Trust
          Select 10 Industrial Portfolio 2000-4
          (Registration No. 333-37830)
          Morgan Stanley Dean Witter Select Equity Trust
          Select 10 Industrial Portfolio 2000-3
          (Registration No. 333-33518)
          Morgan Stanley Dean Witter Select Equity Trust
          Select 10 Industrial Portfolio 2000-2
          (Registration No. 333-96225)



          Written consents of the following persons:

               .  Cahill Gordon & Reindel (included in Exhibit 5)

               .  Grant Thornton LLP

The following Exhibits:

       *EX-3(i)         Certificate of Incorporation of Morgan
                        Stanley DW Inc.

       *EX-3(ii)        By-Laws of Morgan Stanley DW Inc.

    ****EX-4.1          Trust Indenture and Agreement, dated Sep-
                        tember 30, 1993.

      **EX-4.2          Draft of Reference Trust Agreement.

     ***EX-5 Opinion of counsel as to the legality of the securities being registered.

     ***EX-23.1         Consent of Independent Auditors.

     ***EX-23.2         Consent of Cahill Gordon & Reindel
                        (included in Exhibit 5).

   *****EX-99.A(11)     Code of Ethics
___________________________

*     Incorporated by reference to exhibit of same designation
      filed with the Securities and Exchange Commission as an ex-hibit to the Registration Statement of Morgan Stanley Select Equity Trust Select 5 Industrial Portfolio 2001-2, Registration number 333-55196.
**    Filed herewith.
***   To be filed by amendment.
**** Incorporated by reference to exhibit of same designation filed with the Securities and Exchange Commission as an ex-hibit to the Registration Statement of Morgan Stanley Dean Witter Select Equity Trust Select 10 Industrial Portfolio 2000-2, Registration numbers 333-96225.
***** Incorporated by reference to exhibit of same designation filed with the Securities and Exchange Commission as an ex-hibit to the Registration Statement of Morgan Stanley Dean Witter Select Equity Trust Strategic Growth Large-Cap Portfolio 2000-2, Registration numbers 333-33512.

                             SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the registrant, Morgan Stanley Select Equity
   Trust Select 10 Industrial Portfolio 2001-3, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of New York and State of New York on the 13th day of April, 2001.

                            MORGAN STANLEY SELECT EQUITY TRUST
                            SELECT 10 INDUSTRIAL PORTFOLIO 2001-3
                            (Registrant)

                            By:  Morgan Stanley DW Inc.
                                 (Depositor)



                                 /s/Michael Browne
                                 Michael Browne
                                 Authorized Signatory

             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on behalf of Morgan Stanley DW Inc., the Depositor, by the following per-son in the following capacities and by the following persons who constitute a majority of the Depositor's Board of Directors in the City of New York, and State of New York, on this 13th day of April, 2001.

                            MORGAN STANLEY DW INC.

   Name                          Office

   Philip J. Purcell             Chairman & Chief    )
                                 Executive Officer   )
                                 and Director**     )
   Bruce F. Alonso               Director***
   Stephen S. Crawford           Director******
   James F. Higgins              Director**
   Donald G. Kempf, Jr.          Director*****
   John J. Mack                  Director****
   Mitchell M. Merin             Director*
   Stephen R. Miller             Director**
   John H. Schaefer              Director****
   Robert G. Scott               Director****
   Joseph G. Siniscalchi         Director******

                                 By:  /s/Michael Browne
                                      Michael Browne
                                      Attorney-in-fact*, **, ***,
                                      ****, *****, ******
   __________________________

   * Executed copies of the Powers of Attorney have been filed with the Securities and Exchange Commission in connection with Amendment No. 1 to the Registration Statement on Form S-6 for Dean Witter Select Equity Trust, Select 10 Indus-trial Portfolio 97-1, File No. 333-16839.

   ** Executed copies of Powers of Attorney have been filed with the Securities and Exchange Commission in connection with the Registration Statement on Form S-6 for Dean Witter Se-lect Equity Trust, Select 10 International Series 95-1, File No. 33-56389.

   *** Executed copies of Powers of Attorney have been filed with the Securities and Exchange Commission in connection with

        Post-Effective Amendment No. 1 to Form S-6 for Morgan
        Stanley Dean Witter Select Equity Trust, Select 10 Indus-trial Portfolio 99-4, File No. 333-79905.

  **** Executed copies of Powers of Attorney have been filed with the Securities and Exchange Commission in connection with Amendment No. 1 to the Registration Statement on Form S-6 for Morgan Stanley Dean Witter Select Equity Trust Morgan Stanley High-Technology 35 Index Portfolio 2000-1, File No. 333-91713.

 ***** Executed copies of Powers of Attorney have been filed with the Securities and Exchange Commission in connection with Amendment No. 1 to the Registration Statement on Form S-6 for Morgan Stanley Dean Witter Select Equity Trust The Competitive Edge Best Ideas Portfolio Series 2000-3, File No. 333-37846.

****** Executed copies of Powers of Attorney have been filed with the Securities and Exchange Commission in connection with the Registration Statement on Form S-6 for Morgan Stanley
        Dean Witter Select Equity Trust Select 5 Industrial
        Portfolio 2001-2, File No. 333-55196.

                              Exhibit Index
                                    To
                                 Form S-6
                          Registration Statement
                     Under the Securities Act of 1933

   Exhibit No.            Document

          *EX-3(i)        Certificate of Incorporation of Morgan Stanley DW Inc.

          *EX-3(ii)       By-Laws of Morgan Stanley DW Inc.

       ****EX-4.1         Trust Indenture and Agreement, dated Sep-
                          tember 30, 1993.

         **EX-4.2         Draft of Reference Trust Agreement.

        ***EX-5 Opinion of counsel as to the legality of the securities being registered.

        ***EX-23.1        Consent of Independent Auditors.

        ***EX-23.2        Consent of Cahill Gordon & Reindel
                          (included in Exhibit 5).

      *****EX-99.A(11)    Code of Ethics

   ___________________________

* Incorporated by reference to exhibit of same designation filed with the Securities and Exchange Commission as an ex-hibit to the Registration Statement of Morgan Stanley Select Equity Trust Select 5 Industrial Portfolio 2001-2, Registration numbers 333-55196.

**    Filed herewith.

***   To be filed by amendment.

**** Incorporated by reference to exhibit of same designation filed with the Securities and Exchange Commission as an ex-hibit to the Registration Statement of Morgan Stanley Dean Witter Select Equity Trust Select 10 Industrial Portfolio 2000-2, Registration numbers 333-96225.

***** Incorporated by reference to exhibit of same designation filed with the Securities and Exchange Commission as an ex-hibit to the Registration Statement of Morgan Stanley Dean
      Witter Select Equity Trust Strategic Growth Large-Cap Portfolio 2000-2, Registration numbers 333-33512.